Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TRANSTECH SERVICES PARTNERS INC.

THE UNDERSIGNED INCORPORATOR, a natural person, in order to form a corporation under the General Corporation Law of the State of Delaware (the “GCL”), certifies as follows:

FIRST:  The name of the corporation is TransTech Services Partners Inc. (the “Corporation”).

SECOND:  The registered office of the Corporation is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 30 million (30,000,000), 29 million (29,000,000) of which shall be shares of common stock, $.0001 par value per share (the “Common Stock”), and one million (1,000,000) of which shall be shares of preferred stock, $.0001 par value per share (the “Preferred Stock”), as follows:

(A) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) of the Corporation may create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”), pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) the designation of the series, which may be by distinguishing number, letter or title;

(2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(3) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate, if any, of the series;

(4) the dates at which dividends, if any, shall be payable;

(5) the redemption rights and price or prices, if any, for shares of the        series;

(6) the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(7) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates and provisions for any adjustments to such prices or rates, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9)  the ranking of such series with respect to dividends and amounts payable on the Corporation’s liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to the Common Stock with respect to dividends and those distributions;

(10) restrictions on the issuance of shares of the same series or of any other class or series;

(11) the voting rights, if any, of the holders of shares of the series; and

(12) such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board shall determine.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The name and mailing address of the incorporator is Jarrod Weber, c/o Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

SIXTH:  The Board shall have the power to make, amend, alter and repeal the by-laws of the Corporation.

SEVENTH:.           The election of directors need not be by written ballot.

EIGHTH:                No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Article Eighth shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Eighth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:  The Corporation shall, to the fullest extent legally permissible under the provisions of the GCL, as the same may be amended from time to time, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 16th day of August, 2006.

/s/ Jarrod Weber
Jarrod Weber
Sole Incorporator